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                                     Exhibit 4.2
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                           DEAN WITTER SELECT EQUITY TRUST
                              SELECT GLOBAL SERIES 97-5
                           SELECT GLOBAL 30 PORTFOLIO 97-5
                              REFERENCE TRUST AGREEMENT


               This Reference Trust Agreement dated           , 1997 between
     DEAN WITTER REYNOLDS INC., as Depositor, and The Bank of New York, as Trustee, sets forth certain provisions in full and incorporates other provisions by reference to the document entitled "Dean Witter Select Equity Trust, Trust Indenture and Agreement" (the "Basic Agreement") dated September 30, 1993. Such provisions as are incorporated by reference constitute a single instrument (the "Indenture").

                                  WITNESSETH THAT:

               In consideration of the premises and of the mutual agreements herein contained, the Depositor and the Trustee agree as follows:

                                         I.

                       STANDARD TERMS AND CONDITIONS OF TRUST

               Subject to the provisions of Part II hereof, all the provisions contained in the Basic Agreement are herein incorporated by reference in their entirety and shall be deemed to be a part of this instrument as fully and to the same extent as though said provisions had been set forth in full in this instrument except that the Basic Agreement is hereby amended as follows:

               A. The first sentence of Section 2.01 is amended to add the following language at the end of such sentence: "and/or cash (or a letter of credit in lieu of cash) with instructions to the Trustee to purchase one or more of such Securities which cash (or cash in an amount equal to the face amount of the letter of credit), to the extent not used by the Trustee to purchase such Securities within the 90-day period following the first deposit of Securities in the Trust, shall be distributed to Unit Holders on the Distribution Date next following such 90-day period or such earlier date as the Depositor and the Trustee determine".

               B. The first sentence of Section 2.06 is amended to add the following language after "Securities"))": "and/or cash (or a letter of credit in lieu of cash) with instructions to the Trustee to purchase one or more Additional Securities which cash (or cash in an amount equal to the face amount of the letter of credit), to the extent not used by the Trustee to purchase such Additional Securities within the 90-day period following the
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          first deposit of Securities in the Trust, shall be distributed to
          Unit Holders on the Distribution Date next following such 90-day period or such earlier date as the Depositor and the Trustee deter-mine".

               C.   Article III, entitled "Administration of Trust",
          Section 3.01 Initial Cost shall be amended as follows:

                    (i) the first part of the first sentence of Section 3.01 Initial Cost shall be amended to substitute the following language before the phrase "provided, however":

                         "With respect to the Trust, the cost of the
                    preparation, printing and execution of the Certificates, Indenture, Registration Statement and other documents relating to the Trust, Federal and State registration fees and costs, the initial fees and expenses of the Trustee, legal and auditing expenses and other out-of-pocket organizational expenses, to the extent not borne by the Sponsor, shall be paid by the Trust;"

               D. The third paragraph of Section 3.05 is hereby amended to add the following sentence after the first sentence thereof:
          "Depositor may direct the Trustee to invest the proceeds of any sale of Securities not required for the redemption of Units in eligible money market instruments selected by the Depositor which will include only negotiable certificates of deposit or time deposits of domestic banks which are members of the Federal Deposit Insurance Corporation and which have, together with their branches or subsidiaries, more than $2 billion in total assets, except that certificates of deposit or time deposits of smaller domestic banks may be held provided the deposit does not exceed the insurance coverage on the instrument (which currently is $100,000), and provided further that the Trust's aggregate holding of certificates of deposit or time deposits issued by the Trustee may not exceed the insurance coverage of such obligations and U.S. Treasury notes or bills (which shall be held until the maturity thereof) each of which matures prior to the earlier of the next following Distribution Date or 90 days after receipt, the principal thereof and interest thereon (to the extent such interest is not used to pay Trust expenses) to be distributed on the earlier of the 90th day after receipt or the next following Distribution Date."

               E. The first sentence of each of Sections 3.10, 3.11 and 3.12 is amended to insert the following language at the beginning of such sentence, "Except as otherwise provided in Section 3.13,".

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               F.   The following new Section 3.13 is added:

               Section 3.13. Extraordinary Event - Security Retention and Voting. In the event the Trustee is notified of any action to be taken or proposed to be taken by holders of the securities held by the Trust in connection with any proposed merger, reorganization, spin-off, split-off or split-up by the issuer of stock or securities held in the Trust, the Trustee shall take such action or refrain from taking any action, as appropriate, so as to insure that the securities are voted as closely as possible in the same manner and in the same general proportion as are the securities held by owners other than the Trust. If stock or securities are received by the Trustee, with or without cash, as a result of any merger, reorganiza-tion, spin-off, split-off or split-up by the issuer of stock or securities held in the Trust, the Trustee at the direction of the Depositor may retain such stock or securities in the Trust. Neither the Depositor nor the Trustee shall be liable to any person for any action or failure to take action with respect to this section.

               G.   Section 1.01 is amended to add the following definition:
          (9) "Deferred Sales Charge" shall mean any deferred sales charge payable in accordance with the provisions of Section 3.14 hereof, as set forth in the prospectus for a Trust. Definitions following this definition (9) shall be renumbered.

               H. Section 3.05 is hereby amended to add the following paragraph after the end thereof: On each Deferred Sales Charge payment date set forth in the prospectus for a Trust, the Trustee shall pay the account created pursuant to Section 3.14 the amount of the Deferred Sales Charge payable on each such date as stated in the prospectus for a Trust. Such amount shall be withdrawn from the Principal Account from the amounts therein designated for such purpose.

               I.   Section 3.06B(3) shall be amended by adding the following:
          "and any Deferred Sales Charge paid".

               J. Section 3.08 shall be amended by adding the following at the end thereof: "In order to pay the Deferred Sales Charge, the Trustee shall sell or liquidate an amount of Securities at such time and from time to time and in such manner as the Depositor shall direct such that the proceeds of such sale or liquidation shall equal the amount required to be paid to the Depositor pursuant to the Deferred Sales Charge program as set forth in the prospectus for a Trust.
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                     K.  Section 3.14 shall be added as follows:

               Section 3.14. Deferred Sales Charge. If the prospectus for a Trust specifies a Deferred Sales Charge, the Trustee shall, on the dates specified in and as permitted by the prospectus, withdraw from the Income Account if such account is designated in the prospectus as the source of the payments of the Deferred Sales Charge, or to the extent funds are not available in that account or if such account is not so designated, from the Principal Account, an amount per Unit specified in the prospectus and credit such amount to a special, non-Trust account maintained at the Trustee out of which the Deferred Sales Charge will be distributed to the Depositor. If the Income Account is not designated as the source of the Deferred Sales Charge payment or if the balances in the Income and Principal Accounts are insufficient to make any such withdrawal, the Trustee shall, as directed by the Depositor, either advance funds, if so agreed to by the Trustee, in an amount equal to the proposed withdrawal and be entitled to reimbursement of such advance upon the deposit of additional monies in the Income Account or the Principal Account, sell Securities and credit the proceeds thereof to such special Depositor's account or credit Securities in kind to such special Depositor's Account. Such directions shall identify the Securities, if any, to be sold or distributed in kind and shall contain, if the Trustee is directed by the Depositor to sell a Security, instructions as to execution of such sales. If a Unit Holder redeems Units prior to full payment of the Deferred Sales Charge, the Trustee shall, if so provided in the prospectus, on the Redemption Date, withhold from the Redemption Price payment to such Unit Holder an amount equal to the unpaid portion of the Deferred Sales Charge and distribute such amount to such special Depositor's account or, if the Depositor shall purchase such Unit pursuant to the terms of Section 5.02 hereof, the Depositor shall pay the Redemption Price for such Unit less the unpaid portion of the Deferred Sales Charge. The Depositor may at any time instruct the Trustee to distribute to the Depositor cash or Securities previously credited to the special Depositor's account.

               L.   The following new Section 3.15 is added:

               Section 3.15. Foreign Exchange Transactions; Reclaiming Foreign Taxes. (a) For any Trust holding Securities denominated in a currency other than U.S. dollars, the Depositor shall direct the Trustee with respect to the circumstances under which foreign exchange transactions are to be entered into and calculations under this Indenture are to be made, in order to convert amounts receivable in respect of the Securities in foreign currencies into U.S. dollars.
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               (b)  The Trustee shall take such action as the Sponsor shall direct or, if not so directed, use reasonable efforts to reclaim or recoup any amounts of non-U.S. tax paid by the Trust or withheld from Income received by the Trust to which the Trust may be entitled as a refund.

               M. The following paragraphs are inserted after the first paragraph in Section 4.01:

               "With respect to foreign securities, each security listed on a securities exchange will be valued at the last closing sale price on the relevant stock exchange or if no such price exists at the closing offer price thereof.

               If the Trust holds securities denominated in a currency other than U.S. dollars, the evaluations shall be converted to U.S. dollars based, during the initial offering period, on the offering side of the relevant currency exchange rate, and subsequent to such period, on the bid side of the relevant exchange rate, including the cost of a forward foreign exchange contract in the relevant currency to correspond to the Trustee's settlement requirement for redemption requests as quoted to the Trustee by one or more banks designated by the Depositor, unless the Security is in the form of an American depository share or receipt, in which case the evaluations shall be based upon the U.S. dollar prices in the market for American depository shares or receipts (unless the Trustee deems such prices inappropriate as a basis for valuation)."

                                         II.

                        SPECIAL TERMS AND CONDITIONS OF TRUST


               The following special terms and conditions are hereby agreed to:

               A. The Trust is denominated Dean Witter Select Equity Trust, Select Global Series 97-5, Select Global 30 Portfolio 97-5 (the "Select 30 Trust").

               B. The publicly traded stocks listed in Schedule A hereto are those which, subject to the terms of this Indenture, have been or are to be deposited in trust under this Indenture.

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               C.   The term, "Depositor" shall mean Dean Witter Reynolds Inc.

               D.   The aggregate number of Units referred to in Sections 2.03
          and 9.01 of the Basic Agreement is               for the Select 30
          Trust.

               E.   A Unit is hereby declared initially equal to 1/      th for
          the Select 30 Trust.

               F.   The term "In-Kind Distribution Date" shall mean
                     ,     .

               G.   The term "Record Dates" shall mean            ,     ,
                       ,     ,             ,      and            ,      and
          such other date as the Depositor may direct.

               H.   The term "Distribution Dates shall mean            ,     ,
                      ,     ,              ,      and             ,      and
          such other date as the Depositor may direct.

               I.   The term "Termination Date" shall mean

               ,     .

               J. For purposes of this Series _ Dean Witter Select Equity Trust, Select Global Series 97-5, Select Global 30 Portfolio 97-5 _ the form of Certificate set forth in this Indenture shall be appropriately modified to reflect the title of this Series and such of the Special Terms and Conditions of Trust set forth herein as may be appropriate.

               K. The Depositor's Annual Portfolio Supervision Fee shall be a maximum of $0.25 per 100 Units.

               L.   The Trustee's Annual Fee as defined in Section 6.04 of the
          Indenture shall be $     per 100 Units.

               M. For a Unit Holder to receive "in-kind" distribution, such Unit Holder must tender at least 2,500 Units for redemption, either during the life of the Trust, or at its termination.

               (Signatures and acknowledgments on separate pages)